TRANSITION SERVICES

                                   AGREEMENT



                                 by and between



                     H E W L E T T - P A C K A R D G m b H
                            Herrenberger Strabe 130

                                71034 Boeblingen

                       (hereinafter referred to as "HP")



                                      and



                      Multilayer Technology GmbH & Co. KG
                            Herrenberger Strabe 110

                                71034 Boeblingen

                  (hereinafter referred to as "Multek Europe ")
                             dated October 31, 1998

     This TRANSITION SERVICES AGREEMENT (the "Services Agreement") is entered into on October 31, 1998, by and between Multilayer Technology GmbH & Co. KG, a German company registered and incorporated under the laws of Germany ("Multek Europe"), and Hewlett-Packard GmbH, a German company registered and incorporated under the laws of Germany ("HP"), (Multek Europe and HP are collectively referred to as the "Parties").



                                    RECITALS

     A. HP and Multek Europe have entered into that certain Master Asset Purchase Agreement pursuant to which all assets of the PRCO have been purchased by Multek Europe.

     B. HP and Multek Europe, have entered into certain ancillary agreements, among others that certain Division Purchase Agreement for the purchasing of printed circuit boards.



     NOW, THEREFORE, the Parties hereto hereby agree as follows:



     Section 1. Definitions. Each term used in this Services Agreement which is defined in the Master Asset Purchase Agreement referred to above and its ancillary agreements shall, unless otherwise defined herein, have the meaning ascribed to it therein.

     Section 2. Services Provided. Subject to the terms and conditions of this Services Agreement, HP agrees to provide the following services as provided and described in the respective Schedules attached hereto (the "Services") to Multek Europe at the Premises of Multek Europe as required by Multek Europe in writing if not already ordered by virtue of this Agreement, starting on the day following the Closing Date on the same or substantially the same terms and conditions to those applicable to the provision of the Services by HP to the PRCO prior to the Closing Date. Schedules attached hereto may be amended by mutual written agreement upon request of either Party:

     (a) IS/IT Transition Services shall be provided as set forth in Schedule 2(a) attached hereto; for the provision of such Transition Services the response times according to HP's internal Service Level Agreements shall apply; the current response times are attached as Schedule 2(c). Any change of the response times by HP is subject to Multek Europe's consent which shall not unreasonably be withheld.

     (b) All other Services shall be provided as set forth in Schedule 2(b) attached hereto.

     Section 3. Transitional Licenses for Use. In order to provide for a smooth transition of IS/IT from HP proprietary systems and applications to Multek Europe systems and applications HP shall

     (a) grant to Multek Europe a non-exclusive, royalty-free license to use the applications defined and listed in Schedule 3(a) attached hereto at the Operations Site for the respective periods and under the terms set forth in said Schedule; this license does not include the right to grant sub-licenses.

     (b) deliver to Multek Europe all documents related to the applications, that exist at HP's establishment at HP's Boeblingen Site as of the Closing Date. Upon termination of the license granted in Section 3(a) above, Multek Europe shall promptly return to HP all the materials delivered to it under this Section 3(b).

     (c) The applications laid down in Schedule 3(b) are not yet Year-2000-compliant as set forth in Schedule 3(c). The support necessary to make the applications Year-2000-compliant will be provided by HP to the terms and conditions described in Schedule 2(a).

     (d) HP shall have no obligation to provide any support or services or any environment element for the applications listed in Schedule 3(a) except as set forth in Schedule 2(a).

     (e) All systems (hardware and software) have been set up in conformance with HP's internal security policy. Multek Europe shall define it's own security policies and procedures to be implemented by HP.

     Section 4. Requested Migration Services and Project Management. Upon request and subject to the availability of HP resources, HP shall provide to Multek Europe migration services and project management for services and applications listed in Section 7 of Schedule 2(a).

     Section 5. Term. The Services as listed in Schedule 2(a) and 2(b) hereto shall be provided for the period starting on the day following the Closing Date and terminating on the date(s) or with the notice periods described in Schedule 2(a) and 2(b).

     Section 6. Payments. All and any payments shall be calculated in accordance with the terms set out under Schedule 2(a) and 2(b). The services under this Agreement will be invoiced at the end of each month. The payments shall be due 30 days after receipt of the monthly invoice.

     Section 7. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or five (5) days after being sent, when sent by registered or certified mail, or one (1) day after being sent, when sent by overnight private courier, addressed as follows:

                  If to Multek Europe, to:

                  Multilayer Technology GmbH & Co. KG
                  Herrenberger Str. 110
                  D-71034 Boeblingen
                  Attention:  General Manager

                  If to HP, to:

                  Hewlett-Packard GmbH
                  Herrenberger Str. 130
                  D-71034 Boeblingen
                  Attention: Rudi Speier,

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

     Section 8. Schedules. Schedules referred to herein and delivered pursuant hereto shall be delivered with the understanding of the Parties to be preliminary Schedules. Based upon mutual consent between Multek Europe and HP, they shall be subject to changes, modifications or other alterations prior to and until the Closing Date. Schedules referred to herein and delivered pursuant hereto shall be delivered in their mutually agreed upon final and definite form on the Closing Date.

     Section 9. Warranty/Liability.

(a) HP shall use commercially reasonable endeavors to prevent and remedy any failures occurring during the provision of the services at no cost to Multek Europe unless the parties agree otherwise in writing. Regarding the services as set forth in Schedule 2(a) a technical escalation process is established at HP (described in the TIS Escalation Guide in the then current version which is attached as Schedule 9(a)) which Multek Europe may trigger. Any change of the technical escalation process by HP is subject to Multek Europe's consent which shall not unreasonably be withheld. If this technical escalation process does not result in the rectification of the failure, a business escalation to Wolfgang Boehm (Tel. ++49 7031 141561) or, in his absence, to Robert Edelmann (Tel. ++49 7031 141515) is possible. Besides that HP shall provide the Services on an "as is" basis without any warranty whatsoever. HP shall not be liable for any damages caused by the provision of the Services. This shall not apply in the case of deliberate intent or gross negligence.

(b) HP shall not be requested to provide any particular service set forth herein to the extent that Multek Europe fails to provide access to or changes, modifies or otherwise disturbs the infrastructure equipment which is necessary to enable HP to perform the service. HP shall grant reasonable access to any third party Multek Europe chooses to engage for rectification of any failure in the chilled water supply.

(c) The right of both HP and Multek Europe to refuse performance of its respective obligations until the counter-performance is affected shall in no way be limited.

     Section 10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Germany. The Courts of Stuttgart shall have exclusive jurisdiction in all matters pertaining to this Services Agreement.


IN WITNESS WHEREOF, this Services Agreement is hereby executed by a duly authorized representative of each party as of the date first written above.




Multek Europe


 /s/ Steve Schlepp
--------------------------------
By:      Steve Schlepp
Title:   President, Multek


HP                                   acknowledged HPCO


 /s/ Rudi Speier                      /s/ Robert Pearse
---------------------------------    -------------------------------------
By:      Rudi Speier                 By:    Robert Pearse
Title:   Geschaftsfuhrer             Title:   Business Development Manager,
         Hewlett-Packard GmbH                 Corporate Development Department